Exhibit 99.1

Contact:	Richard A. Lechleiter
Executive Vice President and
Chief Financial Officer
(502) 596-7734

KINDRED HEALTHCARE ANNOUNCES FISCAL

2011 EARNINGS PER SHARE GUIDANCE RANGE OF $1.45 TO $1.60

Company Indicates Fourth Quarter 2010 EPS at Upper End of $0.38 to $0.43 Range

Full Year 2010 EPS Guidance Estimate at $1.35

LOUISVILLE, Ky. (December 15, 2010) – Kindred Healthcare, Inc. (the “Company”) (NYSE:KND) today announced its initial earnings guidance for fiscal 2011 and updated its fourth quarter and full year 2010 earnings estimates.

Earnings Guidance – Continuing Operations

For the year ending December 31, 2011, the Company estimates that consolidated revenues should approximate $4.8 billion. Operating income, or earnings before interest, income taxes, depreciation, amortization and rent, is expected to range from $635 million to $645 million. Rent expense is expected to approximate $370 million, while depreciation and amortization is expected to approximate $140 million. Net interest expense, which includes the estimated impact of a mid-year refinancing of the Company’s revolving credit facility and expansion of the Company’s credit capacity, should approximate $26 million. Income from continuing operations for 2011 is expected to approximate $59 million to $65 million or $1.45 to $1.60 per diluted share (based upon diluted shares of 39.6 million).

The Company also updated its earnings outlook for the fourth quarter of 2010, estimating diluted earnings per share toward the upper end of its previously announced range of $0.38 to $0.43. The Company indicated that the fourth quarter earnings guidance includes approximately $2 million to $3 million of pretax charges related to transaction costs.

For the full fiscal year ending December 31, 2010, the Company estimates its diluted earnings per share at $1.35.

The Company’s earnings guidance for continuing operations for both 2010 and 2011 reflects the anticipated impact of reimbursement changes related to the revised Medicare patient classification categories under the resource utilization grouping system (“RUGs IV”) and related policies for nursing centers and rehabilitation therapy services that became effective on October 1, 2010. The earnings guidance does not reflect any other reimbursement changes, any material acquisitions, divestitures or repurchases of common stock.

- MORE -

680 South Fourth Street    Louisville, Kentucky 40202

502.596.7300    www.kindredhealthcare.com

Kindred Healthcare Announces Fiscal 2011 Earnings Per Share Guidance Range

December 15, 2010

Capital Spending

The Company anticipates that routine capital spending (expenditures necessary to maintain existing facilities that generally do not increase capacity or add services) for 2011 should approximate $115 million to $120 million, hospital development capital spending (primarily new facility construction) should approximate $55 million to $60 million and nursing and rehabilitation center development capital spending (primarily the addition of transitional care services for higher acuity patients and new facility construction) should approximate $25 million to $30 million. Management expects that substantially all of these expenditures will be financed through internal sources.

Management Commentary

Paul J. Diaz, President and Chief Executive Officer of the Company, commented, “We expect growth in revenues, operating income and earnings per common share in 2011 through steady growth in our core businesses and the positive impact of our recently completed acquisitions. We also are pleased with our initial progress in transitioning through the significant regulatory changes in our nursing and rehabilitation centers as well as our rehabilitation therapy business that became effective on October 1, 2010.”

With respect to the Company’s ongoing acquisition and development efforts, Mr. Diaz noted, “Within the context of our 2011 earnings guidance, we have anticipated the refinancing of our $600 million revolving credit facility and the expansion of our borrowing capacity beyond the revolving credit facility to further enhance our acquisition and cluster market development capabilities. The increased borrowing capacity will compliment our strong operating cash flows as we continue to pursue our cluster market development strategy and other acquisition opportunities.”

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements regarding the Company’s expected future financial position, results of operations, cash flows, financing plans, business strategy, budgets, capital expenditures, competitive positions, development opportunities, plans and objectives of management and statements containing the words such as “anticipate,” “approximate,” “believe,” “plan,” “estimate,” “expect,” “project,” “could,” “should,” “will,” “intend,” “may” and other similar expressions, are forward-looking statements.

Such forward-looking statements are inherently uncertain, and stockholders and other potential investors must recognize that actual results may differ materially from the Company’s expectations as a result of a variety of factors, including, without limitation, those discussed below. Such forward-looking statements are based upon management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which the Company is unable to predict or control, that may cause the Company’s actual results or performance to differ materially from any future results or performance expressed or implied by such forward-looking statements. These statements involve risks, uncertainties and other factors discussed below and detailed from time to time in the Company’s filings with the Securities and Exchange Commission. In addition to the factors set forth above, other factors that may affect the Company’s plans or results include, without limitation, (a) the Company’s ability to integrate the operations of the acquired hospitals, nursing centers and home health operations and realize the anticipated revenues, economies of scale, cost synergies and productivity gains, (b) the impact of healthcare reform, which will initiate significant reforms to the United States healthcare system, including potential material changes to the delivery of healthcare services and the reimbursement paid for such services by the government or other third party payors. Healthcare reform will impact each of the Company’s businesses in some manner. Due to the substantial

- MORE -

Kindred Healthcare Announces Fiscal 2011 Earnings Per Share Guidance Range

December 15, 2010

regulatory changes that will need to be implemented by the Centers for Medicare and Medicaid Services and others, and the numerous processes required to implement these reforms, the Company cannot predict which healthcare initiatives will be implemented at the federal or state level, the timing of any such reforms, or the effect such reforms or any other future legislation or regulation will have on the Company’s business, financial position, results of operations and liquidity, (c) changes in the reimbursement rates or the methods or timing of payment from third party payors, including the Medicare and Medicaid programs, changes arising from and related to the Medicare prospective payment system for long-term acute care (“LTAC”) hospitals, including potential changes in the Medicare payment rules, the Medicare Prescription Drug, Improvement, and Modernization Act of 2003, and changes in Medicare and Medicaid reimbursements for the Company’s nursing centers, and the expiration of the Medicare Part B therapy cap exception process, (d) the effects of additional legislative changes and government regulations, interpretation of regulations and changes in the nature and enforcement of regulations governing the healthcare industry, (e) the impact of the Medicare, Medicaid and SCHIP Extension Act of 2007 (the “SCHIP Extension Act”), including the ability of the Company’s hospitals to adjust to potential LTAC certification, medical necessity reviews and the moratorium on future hospital development, (f) the impact of the expiration of several moratoriums under the SCHIP Extension Act which could impact the short stay rules, the budget neutrality adjustment as well as implement the policy known as the “25 Percent Rule,” which would limit certain patient admissions, (g) failure of the Company’s facilities to meet applicable licensure and certification requirements, (h) the further consolidation and cost containment efforts of managed care organizations and other third party payors, (i) the Company’s ability to meet its rental and debt service obligations, (j) the Company’s ability to operate pursuant to the terms of its debt obligations and its master lease agreements with Ventas, Inc. (NYSE:VTR), (k) the condition of the financial markets, including volatility and deterioration in the equity, capital and credit markets, which could limit the availability and terms of debt and equity financing sources to fund the requirements of the Company’s businesses, or which could negatively impact the Company’s investment portfolio, (l) national and regional economic, financial, business and political conditions, including their effect on the availability and cost of labor, credit, materials and other services, (m) the Company’s ability to control costs, particularly labor and employee benefit costs, (n) increased operating costs due to shortages in qualified nurses, therapists and other healthcare personnel, (o) the Company’s ability to attract and retain key executives and other healthcare personnel, (p) the increase in the costs of defending and insuring against alleged professional liability claims and the Company’s ability to predict the estimated costs related to such claims, including the impact of differences in actuarial assumptions and estimates compared to eventual outcomes, (q) the Company’s ability to successfully reduce (by divestiture of operations or otherwise) its exposure to professional liability claims, (r) the Company’s ability to successfully dispose of unprofitable facilities, (s) events or circumstances which could result in the impairment of an asset or other charges, (t) changes in generally accepted accounting principles (“GAAP”) or practices, and (u) the Company’s ability to maintain an effective system of internal control over financial reporting. Many of these factors are beyond the Company’s control. The Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance. The Company disclaims any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments.

As noted above, the Company’s earnings release includes a financial measure referred to as operating income. The Company’s management uses operating income as a meaningful measure of operational performance in addition to other measures. The Company uses operating income to assess the relative performance of its operating divisions as well as the employees that operate these businesses. In addition, the Company believes this measurement is important because securities analysts and investors use this measurement to compare the Company’s performance to other companies in the healthcare industry. The Company believes that income from continuing operations is the most comparable GAAP measure. Readers of the Company’s financial information should consider income from continuing operations as an important measure of the Company’s financial performance because it provides the most complete measure of its performance. Operating income should be considered in addition to, not as a

- MORE -

Kindred Healthcare Announces Fiscal 2011 Earnings Per Share Guidance Range

December 15, 2010

substitute for, or superior to, financial measures based upon GAAP as an indicator of operating performance. A reconciliation of the estimated operating income to income from continuing operations provided in the Company’s earnings guidance is included in this press release.

About Kindred Healthcare

Kindred Healthcare, Inc., a top-200 private employer in the United States, is a FORTUNE 500 healthcare services company based in Louisville, Kentucky with annual revenues of over $4.2 billion and approximately 54,700 employees in 40 states. At September 30, 2010, Kindred through its subsidiaries provided healthcare services in 650 locations, including 83 long-term acute care hospitals, 226 nursing and rehabilitation centers and a contract rehabilitation services business, Peoplefirst rehabilitation services, which served 341 non-affiliated facilities. Ranked as one of Fortune magazine’s Most Admired Healthcare Companies in 2009 and 2010, Kindred’s mission is to promote healing, provide hope, preserve dignity and produce value for each patient, resident, family member, customer, employee and shareholder we serve. For more information, go to www.kindredhealthcare.com.

- MORE -

Kindred Healthcare Announces Fiscal 2011 Earnings Per Share Guidance Range

December 15, 2010

KINDRED HEALTHCARE, INC.

Reconciliation of Earnings Guidance for 2011 and 2010 – Continuing Operations

(Unaudited)

(in millions, except per share amounts)

	Earnings Guidance Ranges as of December 15, 2010 (a)
	2011		2010
	Low	High
Operating income	$635	$645	$572

Rent	370	370	358
Depreciation and amortization	140	140	121
Interest, net	26	26	6

Income from continuing operations before income taxes	99	109	87
Provision for income taxes	40	44	33

Income from continuing operations	59	65	54
Allocation to participating unvested restricted stockholders	1	1	1

Available to common stockholders	$58	$64	$53

Earnings per diluted share	$1.45	$1.60	$1.35

Shares used in computing earnings per diluted share	39.6	39.6	38.9

(a)	The Company's earnings guidance reflects the anticipated impact of reimbursement changes related to the revised Medicare patient classification categories under RUGs IV and related policies for nursing centers and rehabilitation therapy services that became effective on October 1, 2010. In addition, the earnings guidance includes the estimated impact of a mid-year refinancing of the Company's revolving credit facility and expansion of the Company's credit capacity. The earnings guidance does not reflect any other reimbursement changes, any material acquisitions, divestitures or repurchases of common stock.

- END -